Exhibit (a)(1)(K)

FORM OF NOTICE TO EMPLOYEE OPTION HOLDERS WHO MAY BE ELIGIBLE TO PARTICIPATE IN THE EXCHANGE OFFER (NOTIFICATION OF APPROACHING EXPIRATION)

This message is to remind you that Monday, June 17, 2013, at 9:00 p.m. Eastern Time is the final deadline to elect to participate in the option exchange offer. If you wish to exchange your eligible options for replacement options, we must receive your election form prior to this deadline. Election forms received after this deadline will not be accepted.

While you should take the necessary time to thoroughly review the information provided and make sufficient inquiries to arrive at an informed decision, we strongly encourage you to not wait until the last minute to deliver your election form. Although the offer terminates at 9:00 p.m. Eastern Time, those interested in participating need to provide sufficient time for us to review the election and respond with an email acknowledging receipt. Do not wait until the last minute!

Your participation in the option exchange offer is completely voluntary, and you are not obligated to participate. Any stock options you do not elect to exchange will remain subject to their present terms.

We urge you to read the Schedule TO, Offer to Exchange, Terms of Election, and other offer related documents which are available on the Finance Department page of our network (http://intranet/), through the U.S. Securities and Exchange Commission’s website at http://www.sec.gov, by emailing option.plan.administrator@vicr.com, or by calling James A. Simms, Chief Financial Officer of Vicor at (978) 470-2900.

You should submit any questions about the offer by emailing option.plan.administrator@vicr.com or by calling my office at (978) 470-2900 (9:00 a.m. to 5:00 p.m. Eastern Time, Monday through Friday).

If you have submitted your election form (or subsequent withdrawal form) and have received confirmation of receipt, you need not do anything else.

ALTHOUGH VICOR’S BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER VICOR, OUR BOARD OF DIRECTORS, NOR OUR EXECUTIVE OFFICERS MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO PARTICIPATE IN THE OPTION EXCHANGE OFFER. YOU MUST MAKE YOUR OWN DECISION REGARDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

VICOR HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF REGARDING THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THE INFORMATION TO WHICH WE HAVE REFERRED YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY VICOR.

SPECIAL NOTE TO PRODUCTION SUPERVISORS:

Many production employees holding options do not have corporate email accounts. As such, please share this information regarding Monday’s expiration of the exchange offer with employees under your supervision.